Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 2, 2016.

The Goldman Sachs Group, Inc. $ Leveraged Basket-Linked Notes due

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be February 27, 2017) is based on the performance of a weighted basket comprised of the EURO STOXX 50® Index (58.00% weighting), the FTSE® 100 Index (19.00% weighting) and the TOPIX (23.00% weighting).

The performance of each index will be based on the index return for such index which will equal the percentage increase or decrease of the final index level for each index (which will be the arithmetic average of the closing levels of such index on each averaging date (expected to be February 16, 17, 20, 21 and 22, 2017) from the initial index level for such index on the trade date (expected to be February 3, 2016).

The basket return will be based on the sum of the component returns for each index multiplied by the index weightings set forth above. The component return for each index will be calculated as follows: (i) if the index return is positive, the component return will be the sum of 100.00% plus the product of 2.0 times the index return, subject to the maximum component return of 126.40% and (ii) if the index return is zero or negative, the component return will be the sum of 100.00% plus the index return.

The amount that you receive on your notes on the stated maturity date will be based on the basket return.  On the stated maturity date, for each $1,000 face amount of your notes, we will pay you an amount in cash equal to $1,000 times the basket return.  Because the maximum component return is 126.40%, the most you can receive on $1,000 face amount of notes at stated maturity is $1,264.00.  If the index return for any one index is less than 0.00% you may lose a portion of your investment in the notes (the negative return on one index may offset the positive return on the other indexes), if the index return for all three indexes is less than 0.00% you will lose a portion of your investment in the notes and if the final index level for each index is 0.00, you will lose your entire investment in the notes.

Due to the unequal weighting of each index, the performance of the EURO STOXX 50® Index will have a significantly larger impact on your return on the notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including our credit risk. See page PS-14. The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $960 and $990 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be February 8, 2016	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of      % of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.	JPMorgan Placement Agent

Pricing Supplement No.     dated                 , 2016.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $960 and $990 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $     per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the trade date through            .

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Product supplement no. 4330 dated December 22, 2015

•                  General terms supplement no. 4325 dated December 22, 2015

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement no. 4325” mean the accompanying general terms supplement no. 4325, dated December 22, 2015, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 4330” mean the accompanying product supplement no. 4330, dated December 22, 2015, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-21 of the accompanying product supplement no. 4330 and “Supplemental Terms of the Notes” on page S-15 of the accompanying general terms supplement no. 4325. Please note that certain features, as noted below, described in the accompanying product supplement no. 4330 and general terms supplement no. 4325 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 4330 or the accompanying general terms supplement no. 4325.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.

Basket:
	Basket Underliers	Bloomberg Ticker	Initial Underlier Level (to be set on the trade date)	Underlier Weighting

	EURO STOXX 50® Index	SX5E		58.00%

	FTSE® 100 Index	UKX		19.00%

	TOPIX	TPX		23.00%

Specified currency:	U.S. dollars (“$”) (“USD”)

Terms to be specified in accordance with the accompanying product supplement no. 4330:	• type of notes: notes linked to a basket of underliers

	• exchange rates: not applicable

	• buffer level: not applicable

	• cap level: yes, as described below

	• maximum component return: yes, as described below

	• averaging dates: yes, as described below

	• interest: not applicable

	• redemption right or price dependent redemption right: not applicable

Face amount:

each note will have a face amount of $1,000; $           in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:	the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-16 of this pricing supplement

Supplemental discussion of U.S. federal income tax consequences:

you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-27 of the accompanying product supplement no. 4330. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes (including payment at maturity) made before January 1, 2019.

Cash settlement amount:	for each $1,000 face amount of your notes, an amount in cash equal to the product of (1) the $1,000 face amount times (2) the basket return

Basket return:	the sum of the products, as calculated for each basket underlier, of (1) the component return for each basket underlier times (2) the underlier weighting for each such basket underlier

Component return:	with respect to each basket underlier:

• if the final underlier level is greater than or equal to the cap level for such basket underlier, the maximum component return for such basket underlier;

•                  if the final underlier level is greater than the initial underlier level but less than the cap level for such basket underlier, the sum of (1) 100.00% plus (2) the product of (i) the upside participation rate for such basket underlier times (ii) the underlier return; and

• if the final underlier level is equal to or less than the initial underlier level, the sum of (1) 100.00% plus (2) the underlier return

Initial underlier level (to be set on the trade date):	with respect to each basket underlier, expected to equal the closing level of such basket underlier on the trade date

Final underlier level:	with respect to each basket underlier, the arithmetic average of the closing levels of such basket underlier on each of the averaging dates, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Notes Linked to a Single Underlier” on page S-19 of the accompanying general terms supplement no. 4325 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-26 of the accompanying general terms supplement no. 4325

Underlier return:	with respect to each basket underlier, the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Underlier weighting:

as set forth in the table above, subject to adjustment as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-26 of the accompanying general terms supplement no. 4325

Upside participation rate:	200.00% for the EURO STOXX 50® Index, 200.00% for the FTSE® 100 Index and 200.00% for the TOPIX

Cap level:	113.20% of the initial underlier level of the EURO STOXX 50® Index, 113.20% of the initial underlier level of the FTSE® 100 Index and 113.20% of the initial underlier level of the TOPIX

Maximum component return:	126.40% for the EURO STOXX 50® Index, 126.40% for the FTSE® 100 Index and 126.40% for the TOPIX, which is calculated for each basket underlier as follows:

100.00% + (100.00% × upside participation rate for such basket underlier ×

( cap level for such basket underlier - initial underlier level initial underlier level ))

Trade date:	expected to be February 3, 2016

Original issue date (settlement date) (to be set on the trade date):	expected to be February 8, 2016

Stated maturity date (to be set on the trade date):	expected to be February 27, 2017, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-15 of the accompanying general terms supplement no. 4325

Averaging dates (to be set on the trade date):

expected to be February 16, 2017, February 17, 2017, February 20, 2017, February 21, 2017 and February 22, 2017, subject to adjustment as described under “Supplemental Terms of the Notes — Averaging Dates — Notes Linked to a Single Underlier” on page S-17 of the accompanying general terms supplement no. 4325

Determination date (to be set on the trade date):

the final averaging date, expected to be February 22, 2017, subject to adjustment as described under “Supplemental Terms of the Notes — Averaging Dates — Notes Linked to a Single Underlier” on page S-17 of the accompanying general terms supplement no. 4325

No interest:	the offered notes will not bear interest

No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-30 of the accompanying general terms supplement no. 4325

Business day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-29 of the accompanying general terms supplement no. 4325

Trading day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-29 of the accompanying general terms supplement no. 4325

Use of proceeds and hedging:	as described under “Use of Proceeds” and “Hedging” on page S-25 of the accompanying product supplement no. 4330

ERISA:	as described under “Employee Retirement Income Security Act” on page S-34 of the accompanying product supplement no. 4330

Supplemental plan of distribution; conflicts of interest:

as described under “Supplemental Plan of Distribution” on page S-35 of the accompanying product supplement no. 4330 and “Plan of Distribution — Conflicts of Interest” on page 121 of the accompanying prospectus; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      .

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co. (“GS&Co.”), and GS&Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of      % of the face amount. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of% of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this pricing supplement from GS&Co. GS&Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the notes against payment therefor in New York, New York on February 8, 2016, which is expected to be the third scheduled business day following the date of this pricing supplement and of the pricing of the notes.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:	GS&Co.

CUSIP no.:	38148TLV9

ISIN no.:	US38148TLV97

FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Leveraged Basket-Linked Notes due

Issued by:

The Goldman Sachs Group, Inc.

Investment Objective

For investors:

- *who believe that the change in the closing level of each basket underlier from the trade date to the applicable final underlier level (which, with respect to each basket underlier, will be the arithmetic average of the closing levels of such basket underlier on each of the averaging dates for such basket underlier) will not be greater than 13.20%; and*
- *who want to receive a leveraged component return for each basket underlier if the final underlier level for such basket underlier increases in exchange for:*
  - *limiting their upside return if the applicable final underlier level increases by more than 13.20%; and*
  - *bearing the full downside risk, including the risk of losing their entire investment in the notes.*

Determining the Cash Settlement Amount

- if the final underlier level is *greater than* the initial underlier level (set on the trade date), 100.00% *plus* the *product* of (i) the upside participation rate *times* (ii) the underlier return (which will be the *result* of (1) the final underlier level *minus* the initial underlier level *divided* by (2) the initial underlier level), **subject to the maximum component return**; or

- if the final underlier level is *less than* or *equal to* the initial underlier level, 100.00% *plus* the underlier return.

The notes do not pay interest. Payment on the notes is subject to the creditworthiness of The Goldman Sachs Group, Inc.

You could lose your entire investment in the notes.

The return on your notes is not linked to the performance of the basket on a one-to-one basis and is subject to a cap.

You should expect to hold the notes until the maturity date. There may be little or no secondary market for the notes. We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice.

Indicative Terms

Issuer	The Goldman Sachs Group, Inc.
Basket	<table><tr><th>Basket Underliers</th><th>Bloomberg Ticker</th><th>Underlier Weighting</th></tr><tr><td>EURO STOXX 50® Index</td><td>SX5E</td><td>58.00%</td></tr><tr><td>FTSE® 100 Index</td><td>UKX</td><td>19.00%</td></tr><tr><td>TOPIX</td><td>TPX</td><td>23.00%</td></tr></table>
Trade Date	expected to be February 3, 2016
Settlement Date	expected to be February 8, 2016
Stated Maturity Date	expected to be February 27, 2017
Determination Date	the final averaging date, expected to be February 22, 2017
Averaging Dates	expected to be February 16, 2017, February 17, 2017, February 20, 2017, February 21, 2017 and February 22, 2017
Basket Return	the *sum* of the *products*, as calculated for each basket underlier, of (1) the component return for each basket underlier *times* (2) the underlier weighting for each such basket underlier
Initial Underlier Level	with respect to each basket underlier, expected to equal the closing level of such basket underlier on the trade date
Final Underlier Level	with respect to each basket underlier, the arithmetic average of the closing levels of such basket underlier on each of the averaging dates, subject to adjustment
Underlier Return	with respect to each basket underlier, the *quotient* of (1) the final underlier level *minus* the initial underlier level *divided* by (2) the initial underlier level, expressed as a percentage
Maximum Component Return	126.40% for the EURO STOXX 50® Index, 126.40% for the FTSE® 100 Index and 126.40% for the TOPIX
Cap Level	113.20% of the initial underlier level of the EURO STOXX 50® Index, 113.20% of the initial underlier level of the FTSE® 100 Index and 113.20% of the initial underlier level of the TOPIX
Upside Participation Rate	200.00% for the EURO STOXX 50® Index, 200.00% for the FTSE® 100 Index and 200.00% for the TOPIX
Denomination	USD
CUSIP	38148TLV9
Placement Agent	JPMorgan Securities LLC

Risk Factors

You should read "Additional Risk Factors Specific to the Underlier-Linked Notes" on page S-16 of the accompanying product supplement no. 4330, "Additional Risk Factors Specific to the Notes" on page S-1 of the accompanying general terms supplement no. 4326 and "Additional Risk Factors Specific to Your Notes" on page PS-14 of this pricing supplement so that you may better understand the risks associated with an investment in the notes.

Additional Terms Specific to Your Notes

You should read this pricing supplement together with the prospectus dated December 22, 2015, the prospectus supplement dated December 22, 2015, the general terms supplement no. 4325 dated December 22, 2015 and the product supplement no. 4330 dated December 22, 2015. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated December 22, 2015:

http://www.sec.gov/Archives/edgar/data/886982/000119312515410922/d105600d424b2.htm

Prospectus supplement dated December 22, 2015:

http://www.sec.gov/Archives/edgar/data/886982/000119312515410934/d66002d424b2.htm

General terms supplement no. 4325 dated December 22, 2015:

http://www.sec.gov/Archives/edgar/data/886982/000119312515411382/d104810d424b2.htm

Product supplement no. 4330 dated December 22, 2015:

http://www.sec.gov/Archives/edgar/data/886982/000119312515410984/d105203d424b2.htm

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket returns on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of basket returns that are entirely hypothetical; no one can predict what the basket return will be on any day throughout the life of your notes, and no one can predict what the basket closing level will be on any averaging date or what the basket return will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket underliers and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000

Upside participation rate for each basket underlier	200.00%

Underlier weightings	EURO STOXX 50® Index (58.00%); FTSE® 100 Index (19.00%); TOPIX (23.00%)

Hypothetical initial underlier levels	EURO STOXX 50® Index (100.00); FTSE® 100 Index (100.00); TOPIX (100.00)

Hypothetical cap levels	EURO STOXX 50® Index (113.20); FTSE® 100 Index (113.20); TOPIX® (113.20)

Hypothetical maximum component returns	EURO STOXX 50® Index (126.40%); FTSE® 100 Index (126.40%); TOPIX (126.40%)

•                 Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled averaging dates

•                 No change in or affecting any of the basket underlier indices or the methods by which any of the basket underlier sponsors calculates the EURO STOXX 50® Index, the FTSE® 100 Index or the TOPIX, respectively

•                  Notes purchased on original issue date and held to the stated maturity date

Moreover, we have not yet set the initial EURO STOXX 50® Index level, the initial FTSE® 100 Index level or the initial TOPIX level that will serve as the baselines for determining the basket return and the amount, if any, that we will pay on your notes at maturity. We will not do so until the trade date.  As a result, the actual initial EURO STOXX 50® Index level, the initial FTSE® 100 Index level or the initial TOPIX level may differ substantially from the current level of such basket underlier prior to the trade date and may be higher or lower than the actual closing level of each basket underlier on the trade date. They may also differ substantially from the level of such basket underlier at the time you purchase your notes.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement.  For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below.  Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

Example 1:

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Hypothetical Underlier Return	Hypothetical Component Return	Underlier Weighting	Underlier Weighting × Component Return
EURO STOXX 50® Index	100.00	80.00	-20.00%	80.00%	58.00%	46.40%
FTSE® 100 Index	100.00	105.00	5.00%	110.00%	19.00%	20.90%
TOPIX	100.00	105.00	5.00%	110.00%	23.00%	25.30%
				Hypothetical Basket Return:		92.60%

In this example, the hypothetical final underlier level for the EURO STOXX 50® Index has depreciated by 20.00% from its hypothetical initial underlier level and the hypothetical final underlier level for the FTSE® 100 Index and the TOPIX has appreciated by 5.00% from its hypothetical initial underlier level.

The hypothetical component returns for the basket underliers are as follows:

Component Return for = 100.00% +  -20.00% = 80.00%

EURO STOXX 50® Index

Component Return for = 100.00% + (200.00% × 5.00%) = 110.00%

FTSE® 100 Index

Component Return for = 100.00% + (200.00% × 5.00%) = 110.00%

TOPIX

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = (80.00% × 58.00%) + (110.00% × 19.00%) + (110.00% × 23.00%) = 92.60%

Cash settlement amount = ($1,000 × 92.60%) = $926.00

Because the basket is unequally weighted, increases in the lower weighted basket underliers may be offset by decreases in the more heavily weighted basket underlier.  In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical basket return being less than 100.00% even though the FTSE® 100 Index and TOPIX increased.

Example 2:

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Hypothetical Underlier Return	Hypothetical Component Return	Underlier Weighting	Underlier Weighting × Component Return
EURO STOXX 50® Index	100.00	120.00	20.00%	126.40%	58.00%	73.312%
FTSE® 100 Index	100.00	120.00	20.00%	126.40%	19.00%	24.016%
TOPIX	100.00	120.00	20.00%	126.40%	23.00%	29.072%
				Hypothetical Basket Return:		126.40%

In this example, the hypothetical final underlier levels for the EURO STOXX 50® Index, FTSE® 100 Index and the TOPIX have each appreciated from the applicable hypothetical initial underlier level by 20.00%.

Because the maximum component return for the EURO STOXX 50® Index, FTSE® 100 Index and the TOPIX is 126.40%, the hypothetical component return for the EURO STOXX 50® Index, FTSE® 100 Index and the TOPIX in this example is 126.40%.

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = (126.40% × 58.00%) + (126.40% × 19.00%) + (126.40% × 23.00%) = 126.40%

Cash settlement amount = ($1,000 × 126.40%) = $1,264.00

Because of the maximum component return for each basket underlier, the maximum payment that you could receive on the stated maturity date is limited. Assuming basket underlier weights of EURO STOXX 50® Index (58.00%), FTSE® 100 Index (19.00%) and TOPIX (23.00%) and maximum component returns of EURO STOXX 50® Index (126.40%), FTSE® 100 Index (126.40%) and TOPIX (126.40%), the maximum cash settlement amount that we would deliver on your notes at maturity would be 126.40% of the face amount of your notes.

Example 3:

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Hypothetical Underlier Return	Hypothetical Component Return	Underlier Weighting	Underlier Weighting × Component Return
EURO STOXX 50® Index	100.00	80.00	-20.00%	80.00%	58.00%	46.40%
FTSE® 100 Index	100.00	70.00	-30.00%	70.00%	19.00%	13.30%
TOPIX	100.00	90.00	-10.00%	90.00%	23.00%	20.70%
				Hypothetical Basket Return:		80.40%

In this example, the hypothetical final underlier levels for the EURO STOXX 50® Index, FTSE® 100 Index and the TOPIX have depreciated from the applicable hypothetical initial underlier level by 20.00%, 30.00% and 10.00%, respectively.

The hypothetical component returns for the EURO STOXX 50® Index, FTSE® 100 Index and the TOPIX are as follows:

Component Return for = 100.00% + -20.00% = 80.00%

EURO STOXX 50® Index

Component Return for = 100.00% + -30.00% = 70.00%

FTSE® 100 Index

Component Return for = 100.00% + -10.00% = 90.00%

TOPIX

The basket return will be calculated as the sum of the products, as calculated for each basket underlier, of the component return for each basket underlier multiplied by the underlier weighting for each such basket underlier, expressed as a percentage.

The basket return will be calculated as follows: = (80.00% × 58.00%) + (70.00% × 19.00%) + (90.00% × 23.00%) = 80.40%

Cash settlement amount = ($1,000 × 80.40%) = $804.00

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on any averaging date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-18 of the accompanying product supplement no. 4330.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual basket return or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket return and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive, if any, on the stated maturity date and the rate of return on the offered notes will depend on the initial level of each basket underlier, which we will set on the trade date, and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, dated December 22, 2015, in the accompanying prospectus supplement, dated December 22, 2015, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 4325, dated December 22, 2015, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 4330, dated December 22, 2015.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated December 22, 2015, as supplemented by the accompanying prospectus supplement, dated December 22, 2015, the accompanying general terms supplement no. 4325, dated December 22, 2015, and the accompanying product supplement no. 4330, dated December 22, 2015, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.)  Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-18 of the accompanying product supplement no. 4330.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-

Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-18 of the accompanying product supplement no. 4330.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Cash Settlement Amount on Your Notes Is Based on to the Closing Level of the Basket Underliers on Averaging Dates

The underlier return for each basket underlier will be based on the arithmetic average of the underlier closing level of such basket underlier on each of the averaging dates (each of which is subject to postponement in case of market disruption events or non-trading days), and therefore not the simple performance of the basket underliers over the life of your notes. For example, if the closing level of one or more of the basket underliers dramatically increased on the last averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been based only on the closing level of such basket underliers on that last averaging date.

You May Lose Your Entire Investment in the Notes

You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured by the basket return. For any basket underlier, if the final underlier level for such basket underlier is less than the initial underlier level for such basket underlier, the amount you will receive, if any, on the stated maturity date may be less than the face amount of your notes. Thus, you may lose your entire investment in the notes. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any of the basket underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights with respect to the basket underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

The Potential for the Value of Your Notes to Increase Is Limited

The maximum payment that you may receive for each $1,000 face amount of your notes is $1,264.00. Furthermore, your ability to participate in any change in the value of any individual underlier over the life of your notes will be limited because of the cap level for such basket underlier, which will be 113.20% of the initial underlier level of the EURO STOXX 50® Index, 113.20% of the initial underlier level of the FTSE® 100 Index and 113.20% of the initial underlier level of the TOPIX. The cap level for each underlier will limit the component return for such basket underlier, no matter how much the closing level of such underlier may rise beyond the cap level for such basket underlier over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Underliers in the Basket

Declines in the level of one basket underlier may offset increases in the levels of the other underliers in the basket. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in lower weighted basket underliers may be offset by even small decreases in a more heavily weighted basket underlier.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

An Investment in the Offered Notes is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-27 of the accompanying product supplement no. 4330. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-27 of the accompanying product supplement no. 4330 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

The Basket and the Basket Underliers

The Basket

The basket is comprised of three equity indices with the following weightings percentages within the basket: Euro STOXX 50® Index (58.00%), the FTSE® 100 Index (19.00%) and the TOPIX (23.00%). The basket underliers are subject to adjustment as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-26 of the accompanying general terms supplement no. 4325.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50 Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: http://www.stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

The top ten constituent stocks of the EURO STOXX 50® Index as of January 27, 2016, by weight, are: Total S.A. (4.91%), Sanofi (4.60%), Anheuser-Busch InBev N.V. (4.39%), Bayer AG (4.36%), SAP SE (3.56%), Siemens AG (3.45%), Allianz SE (3.38%), Daimler AG (3.30%), Unilever N.V. (3.13%) and Banco Santander S.A. (2.88%); constituent weights may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.

As of January 27, 2016, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (5.61%), Banks (14.97%), Chemicals (8.81%), Construction & Materials (2.68%), Food & Beverage (6.27%), Health Care (7.07%), Industrial Goods & Services (9.75%), Insurance (8.03%), Media (1.18%), Oil & Gas (6.59%), Personal & Household Goods (7.02%), Real Estate (1.12%), Retail (2.29%), Technology (6.93%), Telecommunications (6.30%) and Utilities (5.36%); industry weightings may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

As of January 27, 2016, the seven countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (4.39%), Finland (1.82%), France (37.06%), Germany (31.53%), Italy (7.00%), Netherlands (7.91%) and Spain (10.30%); country weightings may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.

The above information supplements the description of the EURO STOXX 50® Index found in the accompanying general terms supplement no. 4325. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the EURO STOXX 50® Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-73 of the accompanying general terms supplement no. 4325.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

The FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.-listed blue chip companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of December 30, 1983. The FTSE® 100 Index is calculated, published and disseminated by FTSE Russell, a company owned by the London Stock Exchange Companies (the “Exchange”) that we refer to as FTSE. Additional information on the FTSE® 100 Index is available from the following website: www.ftse.com/uk. We are not incorporating by reference the website or any material it includes in this pricing supplement. FTSE is under no obligation to continue to publish the FTSE® 100 Index and may discontinue publication of the FTSE® 100 Index at any time.

Index Stock Weighting by Sector as of January 4, 2016

Sector:*	Percentage (%)**
Financials	26.69%
Consumer Goods	14.32%
Oil & Gas	11.36%
Basic Materials	4.34%
Health Care	9.62%
Consumer Services	18.82%
Industrials	11.08%
Telecommunications	5.92%
Utilities	17.42%
Technology	1.20%

*                                           Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**                                      Information provided by FTSE. Percentages may not sum to 100% due to rounding.

The top ten constituent stocks of the FTSE® 100 Index as of January 4, 2016, by weight, are: HSBC Holdings PLC (6.46%); British American Tobacco PLC (4.37%); GlaxoSmithKline PLC (4.22%); BP PLC (4.03%); Royal Dutch Shell PLC Class A (3.80%); Vodafone Group PLC (3.65%); AstraZeneca PLC (3.59%); Diageo PLC (2.91%); Lloyds Banking Group PLC (2.91%); and Reckitt Benckiser Group PLC (2.47%).

The above information supplements the description of the basket underlier found in the accompanying general terms supplement no. 4325. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the basket underlier, the basket underlier sponsor and license agreement between the underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-67 of the accompanying general terms supplement no. 4325.

FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE® 100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. The Goldman Sachs Group, Inc. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

TOPIX

The TOPIX, also known as the Tokyo Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the TSE. Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,700, are among the most actively traded stocks on the TSE. The TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. The TOPIX is calculated and published by TSE. Additional information about the TOPIX is available on the following website: http://www.tse.or.jp/english/market/topix/index.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

TOPIX

Basket Underlier Stock Weighting by Sector as of January 29, 2016

Sector:*	Percentage (%)**
Air Transportation	0.71%
Banks	8.34%
Chemicals	6.06%

Sector:*	Percentage (%)**
Construction	3.03%
Electric Appliances	10.93%
Electric Power & Gas	2.15%
Fishery, Agriculture & Forestry	0.10%
Foods	4.96%
Glass & Ceramics Products	0.96%
Information & Communication	7.74%
Insurance	2.47%
Iron & Steel	1.18%
Land Transportation	4.70%
Machinery	4.46%
Marine Transportation	0.23%
Metal Products	0.66%
Mining	0.34%
Nonferrous Metals	0.88%
Oil & Coal Products	0.47%
Other Financing Business	1.37%
Other Products	1.53%
Pharmaceutical	5.46%
Precision Instruments	1.60%
Pulp & Paper	0.25%
Real Estate	2.79%
Retail Trade	4.92%
Rubber Products	0.97%
Securities & Commodity Futures	1.21%
Services	3.71%
Textiles & Apparels	0.74%
Transportation Equipments	10.79%
Warehousing & Harbor Transportation Services	0.21%
Wholesale Trade	4.09%

*                   Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

**              Information provided by TSE. Percentages may not sum to 100% due to rounding.

The above information supplements the description of TOPIX found in the accompanying general terms supplement no. 4325. For more details about TOPIX, the basket underlier sponsor and the license agreement between the basket underlier sponsor and the issuer, see “The Underliers — TOPIX” on page S-80 of the accompanying general terms supplement no. 4325.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to the TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the securities.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers.  We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers.  The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical closing levels shown below.

The graphs below show the daily historical closing levels of the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX from February 1, 2006 through February 1, 2016.  The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 4330, the accompanying general terms supplement no. 4325, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement no. 4330, the accompanying general terms supplement no. 4325, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement no. 4330, the accompanying general terms supplement no. 4325, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$ The Goldman Sachs Group, Inc. Leveraged Basket-Linked Notes due Goldman, Sachs & Co. JPMorgan Placement Agent

	Page
Summary Information	PS-3
Hypothetical Examples	PS-10
Additional Risk Factors Specific to Your Notes	PS-14
The Basket and the Basket Underliers	PS-18
Product Supplement No. 4330 dated December 22, 2015
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-9
Additional Risk Factors Specific to the Underlier-Linked Notes	S-16
General Terms of the Underlier-Linked Notes	S-21
Use of Proceeds	S-25
Hedging	S-25
Supplemental Discussion of Federal Income Tax Consequences	S-27
Employee Retirement Income Security Act	S-34
Supplemental Plan of Distribution	S-35
Conflicts of Interest	S-37
General Terms Supplement No. 4325 dated December 22, 2015
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-15
The Underliers	S-35
S&P 500® Index	S-39
MSCI Indices	S-45
Hang Seng China Enterprises Index	S-54
Russell 2000® Index	S-59
FTSE® 100 Index	S-67
EURO STOXX 50® Index	S-73
TOPIX	S-80
The Dow Jones Industrial AverageTM	S-86
The iShares® MSCI Emerging Markets ETF	S-90
Use of Proceeds	S-92
Hedging	S-92
Employee Retirement Income Security Act	S-93
Supplemental Plan of Distribution	S-94
Conflicts of Interest	S-96
Prospectus Supplement dated December 22, 2015
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26
Prospectus dated December 22, 2015
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	42
Description of Purchase Contracts We May Offer	59
Description of Units We May Offer	64
Description of Preferred Stock We May Offer	70
Description of Capital Stock of The Goldman Sachs Group, Inc.	78
Legal Ownership and Book-Entry Issuance	83
Considerations Relating to Floating Rate Securities	88
Considerations Relating to Indexed Securities	90
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	91
United States Taxation	94
Plan of Distribution	118
Conflicts of Interest	121
Employee Retirement Income Security Act	122
Validity of the Securities	123
Experts	123
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	124
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	124